As filed with the Securities and Exchange Commission on August 28, 2007.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	98-0493819
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

26 Broadway, Suite 0907
New York, NY 10004
(Address of principal executive offices)(Zip Code)

2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

(Name, address and telephone number of agent for service)	(Copy to:)

Karl W. Miller	John Edwin Depke, Esq.
Chief Executive Officer	Tony Saur, Esq.
26 Broadway, Suite 907	DLA Piper US LLP
New York, New York 10004	1251 Avenue of the Americas
Tel: (212) 977-0900	New York, New York 10020-1104
Fax: (212) 785-7640	Tel: (212) 335-4500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	388,164(1)	$4.35(2)	$1,688,513
Common Stock, $0.001 par value	103,000(3)	$9.29(4)	$956,870
Total	491,164(5)		$2,645,383	$82

(1) Represents the unallocated shares of Common Stock that may be offered and sold from time to time by the Registrant in accordance with the terms of the 2006 Equity Incentive Plan. (the “Plan”).
(2)  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of MMC Energy, Inc. Common Stock reported on the Nasdaq Global Market on August 27, 2007.
(3) Represents shares of Common Stock issuable upon exercise of outstanding options that have been granted pursuant to the Plan prior to the filing date hereof.
(4) In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the registration fee have been calculated using the $9.29 per share weighted average exercise price of options outstanding as of the filing date hereof.
(5) In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees and directors as specified by Rule 428(b)(1) promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission, or the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed March 6, 2007;

(b)	The Registrant’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2006, filed April 4, 2007;

(c)	The Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007, filed on May 15, 2007;

(d)	The Registrant’s Quarterly Report on Form 10-QSB/A for the fiscal quarter ended June 30, 2006, filed on April 4, 2007;

(e)	The Registrant’s Current Reports on Form 8-K, as follows:

Form	Dated	Filed On

8-K	January 23, 2007	January 31, 2007
8-K/A	January 23, 2007	January 31, 2007
8-K	February 19, 2007	February 21, 2007
8-K	February 20, 2007	February 21, 2007
8-K	March 12, 2007	March 14, 2007
8-K	March 12, 2007	March 16, 2007
8-K	April 9, 2007	April 9, 2007
8-K	April 19, 2007	April 20, 2007
8-K	July 18,2007	July 23, 2007
8-K	August 10, 2007	August 13, 2007
8-K	August 13, 2007	August 15, 2007

; and

(f)
The description of the Registrant’s common stock, $0.001 par value per share, contained in its Registration Statement on form 8-A, filed on June 27, 2007 pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

We have entered into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our Certificate of Incorporation and Bylaws contain provisions relating to the limitation of liability and indemnification of directors. The Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our Certificate of Incorporation also provides that if Delaware law is amended after the approval by our stockholders of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of our Certificate of Incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our Certificate of Incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the Certificate of Incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Certificate of Incorporation of MMC Energy, Inc., a Delaware Corporation (1)
4.2	By-laws of MMC Energy, Inc., a Delaware Corporation (2)
4.3	Certificate of Amendment to the Certificate of Incorporation of the Company. (3)
4.4	2006 Equity Incentive Plan (4)
4.5	Amendment No. 1 to the 2006 Equity Incentive Plan.(5)
5.1	Legal opinion of DLA Piper US LLP
23.1	Consent of Russell Bedford Stefanou Mirchandani, LLP
24.1	Power of Attorney (included on signature page hereto)
__________________________
(1)	Incorporated by reference to the Definitive Proxy Statement on Schedule 14A filed August 22, 2006.
(2)	Incorporated by reference to the Quarterly Report on Form 10-QSB filed November 8, 2006.
(3)	Incorporated by reference to Current Report on Form 8-K filed April 20, 2007.
(4)	Incorporated by reference to Current Report on Form 8-K filed May 15, 2006.
(5)	Incorporated by reference to the Registration Statement on Form SB-2/A, filed April 5, 2007.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 28, 2007.

MMC ENERGY, INC.

By:	/s/ Karl W. Miller
Name: Karl W. Miller
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints Karl W. Miller and Denis Gagnon as his or her true and lawful attorney-in-fact to sign on his or her behalf and individually and in the capacity stated below and to file all amendments (including post-effective amendments) and make such changes and additions to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Karl W. Miller Karl W. Miller	Chief Executive Officer, President and Chairman of the Board of Directors	August 28, 2007

/s/ Denis Gagnon Denis Gagnon	Chief Financial Officer, Principal Accounting Officer and Director	August 28, 2007

/s/ Richard Bryan Richard Bryan	Director	August 28, 2007

/s/ Frederick W. Buckman Frederick W. Buckman	Director	August 28, 2007

/s/ Michael Hamilton Michael Hamilton	Director	August 28, 2007

/s/ Peter Likins Peter Likins	Director	August 28, 2007

/s/ George Rountree III George Rountree III	Director	August 28, 2007